Exhibit 99.2
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
The Board of Directors
Barr Pharmaceuticals, Inc.
225 Summit Avenue
Montvale, New Jersey 07645
Ladies and Gentlemen:
We hereby consent to the inclusion of our opinion letter, dated July 17, 2008, to the Board of Directors of Barr Pharmaceuticals, Inc. (“Barr”) as Annex B to, and reference thereto under the headings “SUMMARY — The Barr board of directors has received an opinion from Barr’s financial advisor” and “THE MERGER — Opinion of Barr’s Financial Advisor” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving Barr and Teva Pharmaceutical Industries Limited (“Teva”), which Joint Proxy Statement/Prospectus forms a part of Teva’s Registration Statement on Form F-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Banc of America Securities LLC
BANC OF AMERICA SECURITIES LLC
September 15, 2008